News Release:

Patriot Update

Vancouver, B.C., January 10, 2014 - Patriot Minefinders Inc. (“Patriot”, or the “Company”) (OTCBB: PROF)

Patriot Minefinders Inc. (OTCBB: PROF) reports that the expiration date of the Letter of Intent described in Patriot News Release dated November 12, 2013 has been reached. Despite this, in recent weeks, Patriot has arranged the advance, from various parties, of approximately CAD $52,000 (interest free, with a demand in place to be returned in the event of deal non-completion) directly to Wundr Software for Wundr's general working capital purposes . Patriot has been ready, willing and able to complete its obligations described within the LOI and is working to ensure the company's rights are upheld going forward despite the termination of the LOI period. Further to the original LOI, Patriot has received approval from the major creditors of Patriot to forgive the debt that exists within the public company for no consideration but in an attempt to remove a barrier to deal completion. Further, the $52,000 advanced to Wundr for working capital, as described above, has not been returned.

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On behalf of the Board

“Fred Tejada”

Fred Tejada, CEO

Patriot Minefinders Inc
700 - 510 West Hastings Street
Vancouver, B.C., Canada V6B1L8
Tel. 604-687-7160 Fax. 604-687-7165
Email: info@patriotminefinders.com

Notice Regarding Forward-Looking Statements

This current report contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements including with respect to completion of the business combination of Patriot and Wundr. There is no assurance that any business combination between Wundr and Patriot will complete no any assurance at all that any new agreement will be reached, with the LOI period terminated. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. As well, Patriot gives no assurances that the assumptions upon which such forward looking statements are based will prove to be correct. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual reports, our quarterly reports, and other reports filed from time-to-time with the Securities and Exchange Commission.